Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated June 9, 2006 relating to the consolidated financial statements of GeoPharma, Inc. which appears in the Registrant’s Form 10KSB for the year ended March 31, 2006.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Brimmer, Burek & Keelan LLP

Tampa, Florida

June 5, 2007